Exhibit 10.1A

PURCHASE AND SALE AGREEMENT FOR UNIMPROVED LAND

(TC-2, TC-3 and TC-4)

THIS AGREEMENT (“Agreement”) made and entered into by and among JAN MALCOLM JONES, JR, INDIVIDUALLY, RANDALL THOMAS SKINNER, INDIVIDUALLY, EDWARD SKINNER JONES, AS TRUSTEE OF THE EDWARD SKINNER JONES REVOCABLE LIVING TRUST DATED JANUARY 31, 1989, ARTHUR CHESTER SKINNER, III, AS TRUSTEE OF THE ARTHUR CHESTER SKINNER, III REVOCABLE LIVING TRUST DATED FEBRUARY 10, 1984, AS AMENDED, VIRGINIA JONES CHAREST, FORMERLY KNOWN AS VIRGINIA SKINNER JONES, AS TRUSTEE OF THE VIRGINIA SKINNER JONES LIVING TRUST DATED SEPTEMBER 16, 1998, DAVID GODFREY SKINNER, AS TRUSTEE OF THE DAVID GODFREY SKINNER REVOCABLE LIVING TRUST DATED MARCH 12, 1986, AS AMENDED, PATRICIA SKINNER CAMPBELL, AS TRUSTEE OF THE PATRICIA SKINNER CAMPBELL REVOCABLE TRUST AGREEMENT DATED OCTOBER 24, 2002, AS AMENDED, CHRISTOPHER FORREST SKINNER, AS TRUSTEE OF THE CHRISTOPHER FORREST SKINNER REVOCABLE LIVING TRUST DATED NOVEMBER 28, 1989, and KATHERINE SKINNER NEWTON, AS TRUSTEE OF THE KATHERINE SKINNER NEWTON LIVING TRUST AGREEMENT DATED MARCH 31, 1987, as amended, owners of record (hereinafter collectively referred to as “SELLER”), and PGP JACKSONVILLE TC, LLC, a Delaware limited liability company, or its assigns (hereinafter referred to as “BUYER”), FEIN                    .

RECITALS

A. Seller is the owner of (i) those certain unimproved parcels of land containing 45.47 acres, more or less, (ii) the “Pond Parcel” containing 28.15 acres, more or less, and (iii) “Lake No. 1” containing 16.85 acres, more or less, all located in the City of Jacksonville, Duval County, Florida, which are more particularly depicted on Exhibit “A” attached hereto and incorporated herein (the “Property”).

B. Buyer wishes to purchase and Seller desires to sell the Property on the terms stated herein.

DEFINITIONS

Purchase Price:	The Purchase Price shall be $46,758,500.00.

Escrow Agent:	Rogers Towers, P.A.

Initial Deposit:	$500,000,00 (nonrefundable under all circumstances except as specifically provided herein).

Deposit:	The Initial Deposit and any other deposit hereunder which is to be held as part of the Deposit, and all interest earned thereon.

Inspection Period:	A period of 60 days beginning on the Effective Date, subject to extension as set forth in Section 6b. below.

Closing Date:	30 days following the expiration of the Zoning Period and expiration of the applicable zoning appeal period, without an appeal having been filed.

Property Use:	A mixed use development including but not limited to one or more of the following uses: retail, restaurant, hotel, office and multi-family.

Broker:	Buyer’s Broker: Cantrell & Morgan Seller’s Broker: None

Buyer’s Notice Address:	PGP Jacksonville TC, LLC c/o Books-A-Million, Inc. 402 Industrial Lane Birmingham, ALA 35211 Attn: Mr. Jay Turner Phone: Email: turnerj@booksamillion.com

With a copy to:	Phillip D. Corley, Jr. Wallace, Jordan, Ratliff & Brandt, LLC 800 Shades Creek Parkway, Suite 400 Birmingham, AL 35209 Phone: 205-874-0335 Email: pcorley@wallacejordan.com

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged by the parties, it is agreed:

TERMS

1. Conveyance. Subject to the terms and conditions of this Agreement and for the consideration set forth herein, Seller agrees to convey, transfer, assign, sell, and deliver to Buyer the fee simple and absolute right, title and interest in and to the Property in the manner provided for hereinafter.

2. Purchase Price and Terms of Payment. The Purchase Price for the Property shall be the amount shown in the Definitions section of this Agreement, and shall be paid by Buyer as follows:

a. Immediately following the Effective Date, Buyer shall deposit with Escrow Agent the Initial Deposit, which shall apply on account of the Purchase Price, but shall not be refundable to the Buyer under any circumstance, except as specifically provided herein.

b. At Closing, the balance of the Purchase Price (“Closing Payment”) shall be paid to Seller by wired federal funds to one or more accounts designated by Seller.

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3. Title. Escrow Agent shall, within twenty (20) days of the Effective Date, deliver to Buyer an ALTA owner’s title insurance commitment (“Commitment”) and copies of all exception documents referenced therein. Buyer shall pay all costs of any title search and examination and for the Title Policy to be issued pursuant to the Commitment. In the event Buyer terminates the Agreement, Buyer shall remain responsible for the cost of the title search and examination fees. This provision shall survive termination of this Agreement.

4. Survey. No later than fifteen (15) days prior to the end of the Inspection Period, Buyer, at Buyer’s expense, shall cause (i) the existing survey for the portion of the Property known as TC-2, TC-3 and Pond Parcel (as those parcels are depicted on Exhibit “A” attached hereto) prepared by Clary & Associates to be updated and (ii) a new boundary survey of the portion of the Property known as TC-4 (as that parcel is depicted on Exhibit “A”) to be made by a reputable Florida registered land surveyor reasonably acceptable to Seller (collectively, the updated survey and new survey are hereinafter referred to as the “Survey”). In any event, Buyer shall deliver three copies of the Survey of the Property to Seller no later than the end of the Inspection Period. The Survey shall be certified to Buyer, Seller, Escrow Agent, and the title company, and shall further certify that it meets the Minimum Technical Standards for Land Surveying in the State of Florida promulgated by the Department of Professional Regulations, Board of Land Surveyors pursuant to the Florida Administrative Code. The Survey shall certify the gross acres of the Property to the nearest hundredth of an acre. The parties agree that, upon Seller’s approval of the Survey, the surveyor’s written legal description shall be substituted in place of the map in Exhibit “A.”

5. Title and Survey Objections. Buyer shall have until the date that is ten (10) days following its receipt of the Commitment and Survey within which to object, in writing, to any title defect reflected in the Commitment or the Survey (the “Title Objection Period”). If Buyer shall fail to object in writing to any matter contained in the Commitment or the Survey within the Title Objection Period, Buyer shall be deemed to have waived the right to object to that matter. The matters provided for in this Agreement and all matters contained in the Commitment to which Buyer does not object in writing shall be permitted exceptions hereunder (the “Permitted Exceptions”). If within the Title Objection Period, Buyer notifies Seller of any objection, Seller shall have, at its option and without any obligation to do so, fifteen (15) days (the “Title Curative Period”) in which to elect to cure or remove same. If Seller elects not to cure or remove such objections, Seller shall give written notice thereof to the Buyer during the Title Curative Period, whereupon the Buyer shall have the option to be exercised within five (5) business days after Buyer’s receipt of such notice to (i) cancel this Agreement and, subject to the terms of Paragraph 11 below, recover all of the Deposit paid hereunder; or (ii) waive the objections and close without any reduction in the Purchase Price. If Buyer waives any objections, then those objections shall be deemed to be Permitted Exceptions.

6. Inspection.

a. Buyer shall have the Inspection Period within which to inspect the Property and make any and all investigations which it deems necessary or relevant to make a determination as to whether the Property is suitable for Buyer’s purposes. Provided that (i) Buyer or its designee first contacts Seller and advises Seller of the date and time of each entry onto the Property, and (ii) Buyer and its designees and third party contractors deliver to Seller an insurance certificate, evidencing a minimum of $1,000,000.00 of comprehensive general liability

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insurance naming Seller as additional insured thereunder, Seller hereby grants to Buyer and its designees the right to enter upon the Property and to perform such reasonable tests, engineering studies, and other studies and inspections, as Buyer deems necessary or relevant to its determination of whether or not to acquire the Property. Seller shall have the right to be present during any entry onto the Property and while any test, inspection, or investigation is conducted on the Property. All such entries shall be at the risk of Buyer, and Seller shall have no liability for any injuries sustained by Buyer or any of Buyer’s agents or contractors. Buyer agrees to and does hereby indemnify and hold harmless Seller from and against any and all loss, claim, action, demand, and liability, including, but not limited to reasonable attorneys’ fees, which may arise or be claimed against the Seller or the Property by virtue of any of Buyer’s actions pursuant to this Paragraph (the “Inspection Indemnity”). Buyer shall promptly repair and restore any damage to the Property caused by Buyer, its agents and contractors, and upon completion of Buyer’s investigations and tests, Buyer shall restore the Property to substantially the same condition as it existed before Buyer’s entry upon the Property. Buyer shall not, without the prior consent of Seller, not to be unreasonably withheld, conditioned or delayed, contact or make or file any application or other instrument with any state, federal, or local agency or official concerning or related to the Property. Seller agrees to cooperate with Buyer’s investigations, application for rezoning, concurrency and off-site traffic improvements, at no expense to Seller except as set forth herein. The Inspection Indemnity shall survive the Closing and any termination of this Agreement. No assignment of this Agreement by Buyer in accordance with Section 15 below shall release Buyer from its obligations or liability to Seller under this Inspection Indemnity.

b. Provided Buyer is exercising commercially reasonable diligence in completing its inspections of the Property, and further provided Buyer is not in default hereunder, if Buyer has not completed its due diligence of the Property by the end of the Inspection Period, Buyer shall have the one-time right to extend the Inspection Period for thirty (30) days by delivering written notice to Seller before the expiration of the Inspection Period. Buyer shall have the right by giving written notice to Seller on or before the end of the Inspection Period (as may be extended) to terminate this Agreement for any reason or no reason in its sole and absolute discretion. In the event Buyer timely terminates this Agreement, the Escrow Agent shall return the Deposit to Buyer (less a termination fee of $1,000.00), and the parties shall have no further obligations to each other, except as expressly survive such termination. If Buyer does not timely terminate this Agreement the Deposit will be non-refundable, subject only to Buyer’s failure to obtain its Rezoning set forth in Section 11 below or a default by the Seller. In the event of any such termination hereunder, Buyer shall deliver to Seller copies of all tests, reports, surveys, and other information generated by or for Buyer with respect to the Property, at no cost to Seller.

c. The Property is within a Transportation Management Area as provided for in the Development Agreement between the Seller and the City of Jacksonville (“City”) dated December 8, 1998, as amended (“TMA”). The TMA requires Buyer to obtain certain Peak Hour Trips in order to develop the Property. No later than forty-five (45) days prior to Closing, Buyer, at Buyer’s expense, shall apply for a concurrency certificate issued by the City (“CCAS”) in order to determine the number of Peak Hour Trips required for Buyer’s development of the Property for the Property Use. Buyer shall deliver such application to Seller for its review and approval prior to filing, such approval not to be unreasonably withheld or delayed. Upon receipt of the CCAS, Buyer shall deliver a copy of the same to Seller. At Closing, Seller agrees to execute a written designation in favor of Buyer assigning 319 “earned” Peak Hour Trips, at no additional expense to Buyer. In the event Buyer’s development of the Property requires

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additional Peak Hour Trips, Buyer shall be required to purchase from Seller such additional Peak Hour Trips at the cost for the year of such purchase as set forth in Exhibit “B” hereto. Notwithstanding the foregoing to the contrary, Seller shall have no obligation to sell or assign any additional Peak Hour Trips to Buyer except as otherwise provided in Section 38 of this Agreement. If Seller declines to sell to Buyer the additional Peak Hour Trips needed for Buyer’s development of the Property, Buyer shall be permitted to purchase the additional Peak Hour Trips from the City or any other party owning Peak Hour Trips within the TMA. After Closing, Buyer may not transfer any Peak Hour Trips to any person or entity other than a subsequent purchaser of any portion of the Property without Seller’s prior written consent. To the extent Buyer elects to transfer any Peak Hour Trips to a party other than a subsequent purchaser of the Property, Buyer shall notify Seller in writing of such election (the “Trips Notice”), and Seller shall have the right to purchase some or all of the available Peak Hour Trips at the cost for the year of such purchase as set forth in Exhibit “B” hereto. If Seller elects to exercise its right to purchase the Peak Hour Trips as set forth herein, it shall do so by notifying Buyer in writing within thirty (30) days of the date of the Trips Notice, and Seller shall purchase the applicable Peak Hour Trips within sixty (60) days of the date of the Trips Notice. If Seller fails to exercise timely its rights to purchase the available Peak Hour Trips, Seller’s option to purchase the same shall terminate and Buyer may transfer the remaining Peak Hour Trips to any third party without Seller’s further consent. The provisions of this Section 6(c) shall survive Closing and shall be included as a Permitted Exception in the deed conveying the Property.

d. Any information (written or oral) provided to the Buyer by Seller is provided without any representation, warranty, or assurance of any kind by Seller with respect to the accuracy or completeness of any such information, and Buyer hereby releases Seller from any loss, cost, or liability incurred by Buyer as a result of Buyer’s use of or reliance on any of such documents.

e. Except as specifically set forth in this Agreement, Buyer acknowledges that Seller is conveying the Property in its present “as is” and “with all faults” condition, and has not made and does not make any warranties or representations, whether express or implied, with respect to the Property, the condition, value, or marketability thereof, or its suitability for Buyer’s intended use. Buyer acknowledges that it has made or will make all factual, legal, and other inquiries or investigations it deems necessary, desirable, or appropriate with respect to the Property and the value thereof, and in entering into this Agreement it has and will rely solely on such inquiries and investigations. Buyer agrees that upon closing this transaction it waives, releases, and discharges any claim it has or may have against the Seller with respect to the condition of the Property, either patent or latent, its ability or inability to obtain or maintain building permits, either temporary or final certificates of occupancy, or other license or permit for the use or development of the Property, the actual or potential income or profits to be derived from the Property, the real estate taxes or assessments now or hereafter payable thereon, the compliance with any environmental protection, pollution, or property use laws, rules, regulations or requirements, and any other state of facts which exist with respect to the Property.

f. Immediately upon the Effective Date, Seller shall make available all due diligence information relating to the Property in its possession or control including, but not limited to, all surveys, environmental reports, soil or geotechnical reports, title reports, any easements or restrictive covenants, any leases or other documents affecting the Property or title to the Property, and any other documents as reasonably requested by Buyer.

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7. Closing. The closing of this transaction (“Closing”) shall take place on or before the Closing Date; provided, however, if the date herein specified for the Closing Date is a Friday, Saturday, Sunday, or legal holiday, then the Closing Date shall be the next business day that is not a Friday, Saturday, Sunday, or legal holiday. Closing shall take place at the offices of Escrow Agent, in Jacksonville, Florida, at 10:00 a.m. on the date of Closing.

8. Expenses of Closing.

a. At Closing, Buyer shall pay for recording fees documents contemplated herein to be recorded at Closing, the cost of the owner’s Title Policy to be issued pursuant to the Commitment (and any endorsements thereto) or any mortgagee loan policy (and endorsements thereto), the cost of the Survey of the Property and the brokerage commission due the Buyer’s Broker. Seller shall pay the cost of the documentary stamp taxes in the amount of the Purchase Price and the cost of any escrow fees. Each party shall be responsible for its own attorneys’ fees and costs.

b. Real estate taxes for the year of Closing shall be prorated based on taxes for the then current year. If the taxes for the current year cannot be ascertained, those of the previous year shall be used, giving due allowance for the maximum discount allowable by law. The tax proration agreed upon at Closing shall be final and not subject to post-Closing adjustment. Seller will not cause the Property to lose its “greenbelt” real estate tax status prior to Closing.

9. Closing Documents.

a. At Closing, Seller shall deliver the following:

i. A special warranty deed conveying the Property subject to taxes for the year of Closing, Seller’s option to purchase Peak Hour Trips as set forth in Section 6c. above, and the Permitted Exceptions, and subjecting the Property to the restrictive covenants contained in Section 10 below. Each Seller shall make no warranty of any kind as to the acts or knowledge of any other person or entity other than such Seller.

ii. If all or any part of the Property includes lands which are subject to one or more permits issued by the St. Johns River Water Management District (the “SJRWMD”), the Florida Department of Environmental Protection (the “DEP”), or the U. S. Army Corps of Engineers (the “COE”), an assignment of the permits which are in Seller’s name to the extent related to the Property. Seller makes no representations as to any of such permits, the transferability thereof, or the suitability of such permits for Buyer’s intended use of the Property.

iii. Mechanics’ lien and possession affidavit, in form acceptable to Seller.

iv. Executed closing statement itemizing the dollar amounts of all financial matters related to the Closing, including the adjustments and prorations provided for herein.

v. Possession of the Property.

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vi. A non-foreign affidavit.

vii. Such other documents as may reasonably be required to consummate the transaction contemplated by this Agreement.

viii. The Soils Agreement as set forth in Section 37 below.

ix. The Post-Closing Agreement as set forth in Section 38 below.

x. An assignment of the 319 “earned” Peak Hour Trips (at no additional cost to Buyer).

b. At Closing Buyer shall deliver the following:

i. The funds remaining due from Bayer in the form of wire transfer (the Purchase Price less the Deposit, plus closing costs).

ii. If all or any part of the Property includes lands which are subject to one or more permits issued by the SJRWMD, the DEP, or the COE, an acceptance of the assignment of the permits which are in Seller’s name to the extent related to the Property.

iii. Executed closing statement itemizing the dollar amounts of all financial matters related to the Closing, including the adjustments and prorations provided for herein.

iv. Such other documents as may reasonably be required to consummate the transaction contemplated by this Agreement.

v. The Soils Agreement as set forth in Section 37 below.

vi. The Post-Closing Agreement as set forth in Section 38 below.

10. Property Restrictions. In addition to any other Permitted Exceptions, the deed conveying title to the Property shall contain the following covenants and restrictions affecting the Property, which covenants and restrictions shall expire two (2) years following the issuance of the final certificate of occupancy for Buyer’s improvements (but not for completed Tenant improvements) on the Property as approved by Seller in accordance with subparagraph b. of this Section 10:

a. The use of the Property shall be restricted to the Property Use as set forth in the Definitions section of this Agreement.

b. Require that Buyer’s project and improvements constructed on the Property and the engineering for such project and improvements conform to the landscaping plan, civil site plan (including setbacks), signage plan, exterior elevations and plans depicting the exterior materials and colors (collectively, the “Plans”), all as hereafter approved by Seller. Buyer shall submit the Plans for the project and improvements to Seller prior to commencing any construction or other improvements on the Property, and such Plans shall be consistent with the

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guidelines attached hereto as Exhibit 10b. (the “Guidelines”). Seller shall have fifteen (15) days from the date of receipt of the Plans to approve or disapprove the Plans for such construction or any portion thereof. The Seller’s approval or disapproval shall not be unreasonably withheld or delayed or based upon monetary consideration therefor. In the event the Seller fails to respond within such fifteen (15) day period, the Plans shall be deemed approved.

11. Zoning. Buyer shall engage Rogers Towers, P.A., or another agent acceptable to Seller who, on behalf and at the expense of Buyer, shall file and prosecute an application with the City to rezone the Property, obtain the concurrency certificate and all other entitlements needed to allow Buyer’s Property Use (the “Rezoning”). Buyer shall file the application for Rezoning within seventy-five (75) days of the Effective Date to allow Buyer to obtain City Council approval of the Rezoning no later than two hundred ten (210) days after the Effective Date (the “Zoning Period”). After filing, Buyer shall use commercially reasonable efforts to prosecute such Rezoning application to completion. Prior to submitting the Rezoning application to the City, Buyer shall submit the same to the Seller for its prior review and written approval, not to be unreasonably withheld or delayed in such a way as to affect Buyer’s ability to meet the Zoning Period deadline. Provided Buyer is exercising commercially reasonable diligence in completing its Rezoning of the Property, and further provided Buyer is not in default hereunder, if Buyer has not obtained City Council approval of the Rezoning of the Property within two hundred ten (210) days after the Effective Date, Buyer shall have the one-time right to extend the Zoning Period for thirty (30) days by delivering written notice to Seller before the expiration of the Zoning Period. Provided that Buyer files for Rezoning within seventy-five (75) days of the Effective Date and exercises commercially reasonable diligence in obtaining the Rezoning, if (i) Buyer’s Rezoning is denied or appealed, or constructively denied by being conditioned upon Off Site Traffic Improvements, the cost of which to construct (including consultant soft costs and right of way costs) would exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), or (ii) Buyer is unable to obtain the Rezoning within the Zoning Period (as may be extended), which Seller may extend it in its sole and absolute discretion, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit by giving written notice of termination to Seller within ten (10) days after the Rezoning is denied or appealed, or within ten (10) days after the expiration of the Zoning Period (as may be extended), as the case may be. Notwithstanding any provision in this Agreement providing for a refund of the Deposit, in the event that the Rezoning becomes final (including expiration of the applicable zoning appeal period without an appeal having been filed) prior to Closing, the Deposit shall be deemed earned by Seller and shall not be refundable except in the event of the refusal of Seller to convey title to the Property, and any provision in this Agreement providing for the refund of the Deposit shall no longer be applicable.

12. Establishment of Escrow. Buyer and Seller both hereby acknowledge and agree that Escrow Agent shall hold and deliver the Deposit in accordance with the terms and conditions of this Agreement. Escrow Agent shall be relieved from any responsibility or liability and held harmless by both Buyer and Seller in connection with the discharge of any of Escrow Agent’s duties hereunder except in the event of the negligence or willful misconduct of Escrow Agent in the discharge of said duties. In the event of any dispute between the Buyer and Seller as to the disbursement of the Deposit, Escrow Agent shall have the right to tender the Deposit into the Registry of a Court of competent jurisdiction and, upon such tender, Escrow Agent shall be discharged from any and all further obligations and liabilities hereunder. In the event that either party makes a demand (which demand shall be in writing) on Escrow Agent for

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disbursement of the Deposit to that party, Escrow Agent shall provide a copy of such demand to the other party. Unless the other party provides to Escrow Agent a written objection to such disbursement within five (5) days of the date of such notice, Escrow Agent may disburse the Deposit to the party making the request, and such disbursement shall release Escrow Agent from any further liability hereunder. Escrow Agent agrees to receive and hold the Earnest Money in accordance with the terms of this Agreement, and to deposit the Deposit as set forth herein. By their execution and delivery of this Agreement, Buyer and Seller acknowledge and confirm that under certain circumstances deposits (including the funds subject to this Agreement) may not be insured or fully insured by the Federal Deposit Insurance Corporation (“FDIC”). Each party has made its own analysis of FDIC insurance regulations affecting, or potentially affecting, the funds subject to this Agreement and is not relying upon any advice from the Escrow Agent as to FDIC matters. Buyer and Seller understand and agree that Escrow Agent is holding the escrow funds as agent and that the funds are not trust funds. Simultaneously with final disbursement of the escrow funds pursuant to this Agreement, Escrow Agent shall be released of all liability and responsibility under this Agreement. Escrow Agent undertakes and agrees to perform only such duties as expressly set forth herein. The duty of Escrow Agent hereunder shall be limited to the safekeeping of the escrow funds and the disposition of same in accordance with the provisions hereof. Buyer and Seller hereby release Escrow Agent from any losses incurred with respect to funds deposited hereunder by reason of the absence of or insufficiency of FDIC insurance with respect to such funds. The parties acknowledge that the Escrow Agent also represents Seller, and Escrow Agent shall not be prohibited from further representation of Seller by virtue of Escrow Agent’s having acted as the escrow agent under this Agreement.

13. Buyer’s Default. In the event the Buyer fails to close when required to do so under this Agreement or otherwise is in default hereunder, the Buyer and Seller agree that the Seller, as its sole and exclusive remedy, shall retain the Deposit as liquidated damages. The foregoing limitation shall not, however, apply to or limit the Inspection Indemnity or Buyer’s indemnification obligation under Paragraph 32 of this Agreement.

14. Seller’s Default. In the event the Seller fails to close when required to do so under this Agreement, the Buyer shall be entitled to terminate this Agreement and receive a return of the Deposit plus any interest accrued thereon along with reasonable, out-of-pocket expenses incurred by Buyer up to a maximum of $50,000.00, or shall have the right of specific performance, as its sole and exclusive remedies. As a condition to maintaining a suit for specific performance, the Buyer must provide information to the Court which reasonably convinces the Court that, at the time herein provided for Closing, the Buyer was and remains ready, willing, and able to perform hereunder.

15. Assignment. Buyer may not assign or otherwise transfer any of Buyer’s right, title, or interest in and to this Agreement without Seller’s prior written consent except to an entity in which Buyer has a fifty (50%) equity interest; provided, however, that no assignment of this Agreement as permitted herein or approved by Seller shall release Buyer from its obligations or liability to Seller under the Inspection Indemnity set forth in Section 6(a) above.

16. Risk of Loss, Damage, Destruction and Condemnation.

a. Except as may result from normal agricultural practices, Seller shall maintain the Property between the date of this Agreement and the date of Closing in the same condition it existed as of the date of this Agreement, ordinary wear and tear excepted. In the event the Property is not so maintained, Buyer’s sole remedy shall be to terminate this Agreement and receive a refund of the Deposit.

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b. In the event that all or any portion of the Property shall be taken for condemnation or under the right of eminent domain before the Closing Date, Buyer may, at its option, by delivering written notice thereof to Seller within fifteen (15) days after Seller notifies Buyer of such condemnation, either (a) terminate this Agreement and receive a refund of the Deposit (to the extent it has been paid), or (b) proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall assign to Buyer any right it may have to receive proceeds attributable to the Property from such condemnation or eminent domain proceeding, and there shall be no reduction in the Purchase Price.

17. Notice. All notices required or allowed by this Agreement shall be delivered in person, by third party courier (including overnight courier service such as Federal Express) or by certified mail, return receipt requested, postage prepaid, addressed to the party or person to whom notice is to be given, at the following addresses for Seller and to the addresses shown in the Definitions section of this Agreement for Buyer:

To Seller:	A. Chester Skinner, III 2963 Dupont Ave. Suite 2 Jacksonville, FL 32217 Email: chip@skinnerrealty.com

With a copy to:	Chris R. Strohmenger, Esquire Rogers Towers, P.A. 1301 Riverplace Boulevard, Suite 1500 Jacksonville, Florida 32207 Facsimile No.: 904-396-0663 Email: cstrohmenger@rtlaw.com

Escrow Agent:	Chris R. Strohmenger, Esquire Rogers Towers, P.A. 1301 Riverplace Boulevard, Suite 1500 Jacksonville, Florida 32207 Facsimile No.: 904-396-0663 Email: cstrohmenger@rtlaw.com

Notice shall be deemed to have been given upon the earlier of: (i) receipt by recipient, if delivered personally; (ii) the day following delivery to a nationally recognized courier (such as FedEx) if marked and prepaid for overnight delivery; or (iii) upon transmission of such notice if sent by facsimile or email, provided a copy of such notice is also sent by a nationally recognized courier (such as FedEx) marked and prepaid for overnight delivery.

18. Entire Agreement. This Agreement, together with any Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the Property described herein. All understandings and agreements heretofore between the parties with respect to the Property are merged in this Agreement which alone fully and completely expresses their understanding. Handwritten provisions, if any, shall supersede typewritten provisions.

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19. No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted. Any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

20. Amendments. This Agreement may not be amended, modified, altered, or changed in any respect whatsoever except by further agreement in writing duly executed by the parties hereto.

21. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision hereof.

22. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns, and legal representatives.

23. Governing Law. This Agreement shall be governed in its enforcement, construction, and interpretation by the laws of the State of Florida.

24. Time. Time is of the essence with respect to all matters contained herein. Whenever any time period is to be computed hereunder, the day from which the period shall run is not to be included, and any period ending on a Saturday, Sunday, or legal holiday, will be extended to the next business day.

25. Counterparts. This Agreement may be executed in counterparts by the parties hereto and each shall be considered an original.

26. Effective Date. The effective date (“Effective Date”) of this Agreement shall be the last date that either of Buyer or Seller executes this Agreement.

27. Acceptance of Agreement. The offer contained herein shall terminate fifteen (15) days after it is made unless it is accepted within that period.

28. Validity. In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed or deleted as authority determines, and the remainder of this Agreement shall remain in full force and effect.

29. No Recordation. Neither this Agreement nor any notice or memorandum thereof shall be recorded in the public records of any jurisdiction.

30. Radon Gas Disclosure. Pursuant to Florida Statutes, the following notification regarding radon gas is hereby made, and all parties executing this Agreement acknowledge receipt of this notification:

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Radon Gas: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in the buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

31. Conflicts. In the event of any conflict between the terms of this Agreement and the terms of any Exhibits, the terms of the Exhibits shall control.

32. Brokerage. Buyer and Seller each hereby indemnifies and holds harmless the other from and against any loss, cost, or liability, including, without limitation, reasonable attorneys’ fees, incurred by the other arising out of any claim to a commission or similar fee made by any person claiming to be entitled thereto as a result of such person’s dealings with the indemnifying party.

33. Attorneys’ Fees. In the event of litigation between the parties related to or arising out of the terms contained herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

34. Section 1031 Exchange. Either Buyer or any Seller may elect to consummate the purchase and sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of any Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to Buyer’s or such Seller’s obligations under this Agreement; (ii) any Exchange may be effected through a qualified intermediary and neither party shall be required to take an assignment of the purchase agreement for the exchange property or be required to acquire or hold title to any real property for purposes of consummating an Exchange involving the other party; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through the Exchange. Neither party shall by this agreement or acquiescence to any Exchange by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that any Exchange involving the other party in fact complies with the § 1031 of the Code.

35. Seller Approvals. For purposes of providing any approvals or consent on behalf of Seller hereunder, each Seller consents and agrees that approval given by A. Chester Skinner, III shall be sufficient.

36. Addendum. The Addendum attached hereto, if any, is made a part hereof. Capitalized terms contained herein which are not otherwise defined herein shall have the meaning set forth in the Definitions section of this Agreement.

37. Unsuitable Soils. Buyer acknowledges that the Property contains certain unsuitable soils and organic materials that must be excavated and removed prior to development of the Property. Following Closing, for a period of three (3) years, Buyer shall be permitted to

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enter upon Seller’s property more particularly described on Exhibit “37” attached hereto (the “Fill Soil Parcel”) and, at Buyer’s sole cost and expense (but with no additional consideration payable to Seller), (i) excavate up to 20,000 cubic yards of suitable fill (the “Suitable Fill”) for placement on the Property and (ii) deposit in the same location on the Fill Soil Parcel from which the Suitable Soil is removed up to 20,000 cubic yards of undercut and unsuitable organic soils (the undercut and unsuitable soil being collectively referred to as the “Unsuitable Soils”) removed from the Property. At Closing, the parties shall enter into a License, Indemnity and Hold Harmless Agreement (the “Soils Agreement”) setting forth the parties’ rights and obligations with respect to the foregoing activities. No later than thirty (30) days prior to the expiration of the Inspection Period, Seller shall prepare and deliver to Buyer a draft of the Soils Agreement for its review and approval. If the parties have not approved the form of the Soils Agreement prior to the end of the Inspection Period, either party may terminate this Agreement and Buyer shall receive a return of its Deposit.

38. Off-Site Traffic Improvements. The parties anticipate that a condition to Buyer’s Rezoning will be that Buyer must construct certain off-site traffic improvements to Town Center Boulevard and Gate Parkway, all as will be more particularly described in Buyer’s Rezoning approval set forth in Section 11 above (the “Off-Site Traffic Improvements”). At Closing, the parties shall enter into a Post-Closing Agreement that establishes, among other things, (i) Buyer shall be 100% responsible for the cost, construction and completion of the Off-Site Traffic Improvements, (ii) Seller shall have no responsibility for the cost, construction or completion of the Off-Site Improvements except as set forth herein, (iii) in the event the actual, third party cost to construct the Off-Site Traffic Improvements (including engineering costs, design costs, and right of way costs) exceeds $750,000.00 (the “Cost Threshold”), Seller shall reimburse Buyer fifty percent (50%) of the cost of the Off-Site Traffic Improvements in excess of the Cost Threshold, provided Seller’s reimbursement obligation shall not exceed $100,000.00, and (iv) Seller’s obligation to reimburse Buyer as set forth herein shall terminate if the Off-Site Traffic Improvements have not been completed within three (3) years following Closing. Notwithstanding anything to the contrary in this Agreement, the parties agree that Buyer shall be entitled to earn TMA credits for the cost of any regional road improvements, subject to City approval, and Seller agrees to execute a written designation in favor of Buyer assigning any such “earned” Peak Hour Trips, at no additional expense to Buyer. Seller shall also be entitled to earn TMA credits on a pro rata basis for amounts as Seller may reimburse Buyer for the cost of Off-Site Traffic Improvements as provided herein. The parties agree to use commercially reasonable efforts to finalize the terms of the Post-Closing Agreement as soon as reasonably practicable following the date that Buyer obtains the Rezoning, and in any event prior to Closing.

39. Pond Parcel and Lake No. 1. At Closing, Seller shall convey to Buyer or a separate owner entity designated by Buyer, and Buyer or such other entity shall accept from Seller, the “Pond Parcel” and “Lake No. 1”, as those parcels are more particularly described on Exhibit “A” attached hereto, for no additional consideration. Buyer acknowledges that, at Closing, any Seller who is a director and/or officer of the lake owner’s association that governs the Pond Parcel or Lake No. 1 or director appointed by Seller will resign from such position, effective as of Closing. Notwithstanding the foregoing, any Seller who is a director and/or officer of the lake owner’s association that governs the Pond Parcel or Lake No. 1 or director appointed by Seller shall cooperate with Buyer in Rezoning and modification of any easements and restrictive covenants affecting the Properly, and shall use their best efforts to appoint Buyer or its representative as their replacement to the respective owner associations.

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40. Representations and Warranties. Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date as follows:

a. This Agreement, and the consummation of the transactions described herein, and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller shall be duly authorized, executed and delivered by, and, upon delivery thereof, shall be binding upon and enforceable against Seller in accordance with their respective terms.

b. Seller has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder (including all authority under any trust agreement written or oral and any required consent of beneficiaries), and the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder shall not conflict with or result in a breach of any law or regulation, or order, judgment, writ, injunction or decree of any court or governmental instrumentality or any agreement or instrument to which Seller is a party or by which Seller is bound or to which Seller or any portion of the Property is subject.

c. Seller has not granted an option or other right to purchase or otherwise acquire any portion of the Property, or any interest therein, to any party except Buyer pursuant to this Agreement.

d. To the best of Seller’s knowledge, neither the Property nor any portion thereof is in violation of any federal, state or local law, ordinance or regulation relating to any Hazardous Substances and, to the best of Seller’s knowledge, there exists no presence, use, treatment, storage, release or disposal of any Hazardous Substances at, on or beneath the Property which has created or is likely to create any liability (public or private) of owners or occupants of the Property under any current federal, state or local law or regulation or which would require reporting to a governmental agency. To the best of Seller’s knowledge, no Hazardous Substances are present at, on or beneath any parcel of property or property adjacent to the Property and, to the best of Seller’s knowledge, no parcel or property adjacent to the Property is in violation of any laws, ordinances, rules or regulations with respect to Hazardous Substances. As used herein, the term “Hazardous Substances” means petroleum, petroleum products, asbestos, asbestos containing materials, lead, lead containing materials, any other hazardous, toxic or dangerous substance, material, or waste as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq. (“CERCLA”); Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq. (“HMTA”); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (“RCRA”), and all amendments to the foregoing, or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, and establishing liability, standards or required action as to discharge, spillage, storage, uncontrolled loss, seepage, filtration, disposal, removal, use or existence of a hazardous, toxic or dangerous substance, material or waste. To the best of Seller’s knowledge, no asbestos, asbestos containing materials or PCB’s are contained in or stored on or under the Property. To the best of Seller’s knowledge, there is not currently and has never been any landfill containing petroleum wells, mineral bearing mines, sewage treatment facilities, storage tanks, sink holes, radon or other toxic emissions in, on or under the Property. In the event prior to Closing Seller delivers to Buyer or Buyer obtains an environmental engineering report (or reports) presenting the results of an investigation of the Property, and the other real property in the vicinity of the Property in light of the intended use of

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the Property, with regard to the existence, generation, processing, storing, disposal, release or discharge of any Hazardous Substances, from, on, under, about or in the vicinity of the Property, and the foregoing environmental laws relating to Hazardous Substances affecting the Property, and relating to the existence of any wetlands or threatened, endangered or protected species or habitats or items of archaeological significance on or near the Property, which investigation is commonly referred to as a “Category 1”, “Phase 1”, or “Level 1” environmental audit (“Phase 1”), any matters disclosed in the Phase 1 as “recognized environmental conditions” are excepted from the representations and warranties of contained in this paragraph.

e. To the best of Seller’s knowledge there exists no actual or threatened (in writing to Seller) condemnation of all or any portion of the Property.

f. To the best of Seller’s knowledge, there exists no actual or threatened (in writing to Seller) special assessments with respect to the Property.

g. Seller is not a foreign person and is not in any manner controlled by a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

h. Seller has not received any written notice of violation of any applicable law pertaining to the Property or any portion thereof, the provisions of which have not been complied with, nor does Seller have any actual knowledge of any such violation.

i. To Seller’s knowledge there are no pending actions, suits, claims or legal proceedings affecting the Property or any portion thereof, at law or in equity, before any court or governmental agency.

j. To Seller’s knowledge, there are no parties in possession of the Property or any portion thereof as tenants under leases or licensees under license agreements or under any other agreement or arrangement.

k. To the best of Seller’s knowledge, no commitments have been, or will be made by Seller to any governmental unit or agency, utility company, authority, school board, church or other religious body, or to any other organization, group or individual relating to the Property except any commitments made or approved by Buyer, in, its sole discretion, which would impose any obligations upon Buyer to make any contributions of money or land or to install or maintain any improvements.

Any representations or warranties to “Seller’s knowledge” or similar phrase will mean to the actual, present knowledge, without review of Seller’s files, inspection of the Property, or inquiry of any person or agency, of Arthur Chester (“Chip”) Skinner, III. If any of the representations or warranties contained herein are materially and adversely untrue or incorrect at the Closing, Buyer shall be entitled (i) to waive such representation and close the purchase, or (ii) to terminate this Agreement by written notice to Seller on the Closing Date, and upon such termination Escrow Agent shall return the Earnest Money to Buyer and, except as provided herein, the parties hereto shall have no further rights or obligations hereunder except as otherwise expressly provided in this Agreement. All of the foregoing representations shall expire automatically at Closing and shall survive Closing for a period of six (6) months.

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(signatures appear on the following pages)

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

“BUYER”

PGP JACKSONVILLE TC, LLC, a Delaware limited liability company

By:	Preferred Growth Properties, LLC, a Delaware limited liability company

By:	Books-A-Million, Inc., a Delaware corporation Its Managing Member

By:	/s/ James F. Turner
James F. Turner Executive Vice President of Real Estate

Date Executed: Dec. 12, 2014

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“SELLER”
/s/ Jan Malcolm Jones Jr.	/s/ Randall Thomas Skinner
Jan Malcolm Jones Jr., individually	Randall Thomas Skinner, individually

Date Executed: Dec. 3, 2014	Date Executed: Dec. 3, 2014

/s/ Edward Skinner Jones	/s/ Arthur Chester Skinner, III
Edward Skinner Jones, as Trustee of the Edward Skinner Jones Revocable Living Trust Dated January 31, 1989	Arthur Chester Skinner, III, as Trustee of the Arthur Chester Skinner, III Revocable Living Trust dated February 10, 1984, as amended

Dale Executed: Dec. 3, 2014	Date Executed: Dec. 15, 2014

/s/ Virginia Jones Charest	/s/ David Godfrey Skinner
Virginia Jones Charest, formerly known as Virginia Skinner Jones, as Trustee of the Virginia Skinner Jones Living Trust dated September 16, 1998	David Godfrey Skinner, as Trustee of the David Godfrey Skinner Revocable Living Trust dated March 12, 1986, as amended

Date Executed: Dec. 3, 2014	Date Executed: Dec. 3, 2014

/s/ Patricia Skinner Campbell	/s/ Christopher Forrest Skinner
Patricia Skinner Campbell, as Trustee of the Patricia Skinner Campbell Revocable Trust Agreement dated October 24, 2002, as amended	Christopher Forrest Skinner, as Trustee of the Christopher Forrest Skinner Revocable Living Trust dated November 28, 1989, as amended

Date Executed: 12/3, 2014	Date Executed: 12/3, 2014

/s/ Katherine Skinner Newton
Katherine Skinner Newton, as Trustee of the Katherine Skinner Newton Living Trust Agreement dated March 31, 1987

Date Executed: 12/03, 2014

JOINDER BY ESCROW AGENT

The Escrow Agent agrees to act as Escrow Agent in accordance with the terms of the foregoing Agreement.

ROGERS TOWERS, P.A.

By:	/s/ Chris R. Strohmenger
Chris R. Strohmenger

Date:	December 12, 2014

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Exhibit “A”

Legal Description/Property Identification

(4 pages)

To be prepared by the Surveyor, but consistent with the sketches and legal descriptions below. Upon Seller’s approval of the Survey and the legal description contained therein, such legal description shall be deemed inserted in this Exhibit “A” and will be included in the deed conveying the Property.

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Parcel TC-4

200'
ADJACENT WATER MAIN
GATE PARKWAY
DRAINAGE EASEMENT 0.76 AC
ADJACENT SANITARY MAIN
TOWN CENTER PARKWAY
STORMWATER POND (CONTROLLED BY OTHERS)
PARCEL TC-4 9.29 AC
CVS
TOYS R US
WATER & SEWER ESMT
BLACKCREEK OUTFITTERS
BONO'S BBQ
COMPASS BANK
GATE PARKWAY
England-Thims & Miller, Inc.
PARCEL TC-4
ETM NO. 00-228-22-01

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Lake No. 1

A portion of Section 7, Township 3 South, Range 28 East, Jacksonville, Duval County, Florida, being more particularly described as follows:

For point of reference, commence at the Southwest corner of said Section 7, the same being in the centerline of 3, Turner Butler Boulevard (State Road No. 202, as now established as a 300 foot right of way); thence North 00°46’43” West, along the West line of Section 7, a distance of 175.20 feet; run thence North 82°55’26” East, a distance of 752.22 feet; run thence North 03°26’30” West, a distance of 106.47 feet; run thence North 00°33’11” West, a distance of 303.51 feet; run thence North 26°32’08” West, a distance of 49.41 feet to the point of beginning. From the point of beginning thus described, run South 85°18’46” West, a distance of 125.47 feet; run thence North 65°06’03” West, a distance of 78.74 feet; run thence North 20°40’43” West, a distance of 68.55 feet; run thence North 05°20’44” East, a distance of 261.27 feet; run thence North 02°54’42” West, a distance of 317.21 feet; run thence North 00°25’40” West, a distance of 189.43 feet; run thence North 17°52’35” East, a distance of 278.96 feet; run thence North 04°07’10” East, a distance of 226.06 feet; run thence Easterly, along the arc of a curve, concave Southerly with a radius of 81.49 feet, an arc distance of 203.44 feet to a point, said arc being subtended by a chord bearing of North 89°44’45” East, and distance of 154.57 feet ; run thence South 14°55’36” East, a distance of 162.86 feet to a point; run thence Southeasterly, along the arc of a curve, concave Northeasterly with a radius of 206.56 feet, an arc distance of 205.32 feet to a point, said arc being subtended by a chord bearing of South 46°50’45” East and distance of 196.97 feet; run thence South 76°50’23” East, a distance of 265.99 feet; run thence South 37°20’02” East, a distance of 110.17 feet; run thence South 21°48’06” East, a distance of 70.74 feet; run thence South 10°37’47” East, a distance of 85.44 feet; run thence South 03°19’03” West, a distance of 56.84 feet; run thence South 63°39’27” West, a distance of 150.03 feet; run thence South 29°56’39” West, a distance of 43.18 feet; run thence South 29°11’56” East, a distance of 87.87 feet; run thence South 09°56’39” East, a distance of 87.53 feet; run thence South 10°41’20” West, a distance of 212.86 feet.; run thence South 46°30’27” West, a distance of 31.67 feet; run thence South 84°05’19” West, a distance of 156.18 feet; run thence Southwesterly, along the arc of a curve, concave Southeasterly with a radius of 320.00 feet, an arc distance of 184.03 feet to a point, said arc being subtended by a chord bearing of South 62°01’27” West, and distance of 181.51 feet; run thence south 45°32’55” West, a distance of 139.82 feet; run thence South 85°18’46” West, a distance of 16.91 feet to the point of beginning.

LESS and excepting portion described in Official Records Book 8253, page 2195, of the public records of Duval County, Florida.

As the foregoing is depicted on the following page.

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Exhibit “B”

Transportation Management Agreement

Exhibit J-1
Proportionate Share Contributions:	Doo ID# 1060401v2 JAX

Inflation Adjustments
Calendar Year	Factor	Inflation Adjustments*
2006		$2,217
2007	3.3%	$2,290
2008	3.3%	$2,366
2009	3.3%	$2,444
2010	3.3%	$2,524
2011	3.3%	$2,608
2012	3.3%	$2,694
2013	3.3%	$2,783
2014	3.3%	$2,876
2015	3.3%	$2,969
2016	3.3%	$3,067
2017	3.3%	$3,169
2018	3.3%	$3,273
2019	3.3%	$3,381

*	Amounts shown constitute the Proportionate Share Contribution per p.m. peak hour vehicle trip during the corresponding calendar year. Within thirty (30) days after receiving a written request by Owner, the CMSO shall revise the annual inflation adjustments based upon an updating of the publication “1996-7 Transportation Costs,” published in February, 1998, by the Florida Department of Transportation, Office of Policy Planning. This publication is updated periodicaly. Alternatively, the CMSO may revise the annual inflation adjustments on its own Initiative. However, whether at Owner’s request or on its own initiative, the CMSO shall provide written notice to Owner and all Designated Successors thirty (30) days prior to any revision becoming effective. Any revision shall not apply to any development for which, as of the effective date of the revision, Reserved Capacity or Temporary Capacity has been issued and is valid pursuant to Paragraph 17 above.

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PROPORTIONATE SHARE CONTRIBUTIONS: INFLATION ADJUSTMENTS

Calendar Year	Factor	Inflation Adjustments*
2020	3.3%	3,493
2021	3.3%	3,608
2022	3.3%	3,727
2023	3.3%	3,850
2024	3.3%	3,977

*	Amounts shown constitute the Proportionate Share Contribution per p.m. peak hour vehicle trip during the corresponding calendar year. Within thirty (30) days after receiving a written request by Owner, the CMSO shall revise the annual inflation adjustments based upon an updating of the publication “1996-7 Transportation Costs,” published in February, 1998, by the Florida Department of Transportation, Office of Policy Planning. This publication is updated periodically. Alternatively, the CMSO may revise the annual inflation adjustments on its own initiative. However, whether at Owner’s request or on its own initiative, the CMSO shall provide written notice to Owner and all Designated Successors thirty (30) days prior to any revision becoming effective. Any revision shall not apply to any development for which, as of the effective date of the revision, Reserved Capacity or Temporary Capacity has been issued and is valid pursuant to Paragraph 17 in the Development Agreement.

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EXHIBIT 10b.

Guidelines

(see attached)

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SKINNER DESIGN GUIDES

INTRODUCTION

The following design guides set forth site and architectural standards for building setbacks and heights, landscape buffer zones, site layout, utility areas, pedestrian walks, landscaping, architectural treatment, signage, and open space areas. The intent of these standards is to produce an atmosphere which is attractive and which protects the interests and values of all building site Developers, hereinafter referred to as “Buyer”.

It is the responsibility of the Buyer to familiarize himself with these guidelines as well as the site development and landscape standards for the City of Jacksonville. If there are conflicts with these standards the more restrictive standard will apply.

A.	SITE DEVELOPMENT STANDARDS

1.	BUILDING SETBACKS/LANDSCAPE BUFFER YARDS

Structures shall not be located closer than those building setbacks provided below for Residential, Commercial or Business Park uses. Setbacks are measured from the property line.

The following uses shall be permitted within the setback zones: parking, driveway access, landscaping, pedestrian circulation (walks), signage and art work, underground utilities including underground drainage and retention areas, provided it does not prevent landscape treatment. Walls and fences may be constructed at the property line of RESIDENTIAL TRACTS only along front, rear or side yard areas.

The minimum landscape buffer with the building setback zone is indicated in parentheses () and should be located adjacent to the property line.

BUILDING SETBACKS/LANDSCAPE BUFFER YARD ( )

LAND USE	FRONT	SIDE	REAR
Residential (LDR, MDR)	80/(30)	50/(15)	50/(20)
Business Park (IBP-RPI)	80/(30)	50/(15)	50/(20)
Commercial (CGC)	50/(30)	40/(15)	40/(15)

2.	BUILDING HEIGHT RESTRICTIONS

Building height restrictions shall be governed by the zoning district and height limitation set forth in the City of Jacksonville zoning ordinance.

All residential structures shall be limited to a maximum of three (3) stories or thirty-five feet (35’).

SKINNER DESIGN GUIDES

3.	TRASH RECEPTACLES

Trash and garbage receptacles shall be screened with an opaque enclosure. The screening shall be constructed of brick or masonry units coated with an appropriate material durable enough to withstand the abuse resulting from periodic servicing of the container. Further, this enclosure shall be located out of sight from the street and in an inconspicuous but accessible location. The opaque enclosure shall be compatible material to the buildings and loading and storage areas further softened with dense landscaping. (See Landscape Standards)

4.	LOADING & STORAGE AREAS

Loading docks, where practical, shall be recessed entirely or partially within the building and shall in no event face a public street.

Screening of loading areas, service yards or unsightly storage areas shall be accomplished through he use of walls, fencing, earthen berms, planting or combination of these elements. Loading docks and storage areas shall be consistent with building exterior materials.

Screen waits or fences shall be constructed only of materials that are the same or compatible with the main building structures.

The screening of these areas shall be no less than eight feet (8’) in height, Inclusive of landscaping.

5.	VEHICULAR CIRCULATION

Driveways - Entry drives, service drives, parking entrances and other access points shall be aligned wherever practical directly opposite existing driveways. For that portion of Gate Parkway north of J. T. Butler no additional median cuts will be allowed without the approval of the Seller.

Two way drives shall have a minimum width of twenty-four feet (24’). One way driveways shall have a minimum width of sixteen feet (16’). All driveways with more than one lane in each direction shall have a landscaped median and shall not have more than twenty four feet (24’) of pavement in each direction. The landscaped median shall be a minimum of ten feet (10’) in width from back of curb to back of curb.

Curbing - All Interior parking areas including drives and landscaped islands shall be curbed.

6.	PEDESTRIAN CIRCULATION

Each building site Buyer shall construct a sidewalk along the property line fronting a public street intended to connect adjoining property owners. The sidewalk shall consist of a five foot (5’) wide uncolored concrete walk. The walk shall meander along the frontage of the property in gentle curves within the public right of way and landscape buffer zone of the site.

The walk shall be located no closer than four feet (4') to the back of the curb and no more than twenty four feet (24’) from the back of curb. Walks shall conform and align with either existing or planned walk patterns at the property boundary. Pedestrian circulation within parcels should consider connection to the street frontage walkways.

SKINNER DESIGN GUIDES

Where walks cross streets or drives they shall cross perpendicular to the flow of traffic. Crosswalks shall be clearly marked with changes in pavement texture. Concrete pavers are the preferred material for crosswalks. Curbs shall be dropped at all crosswalks.

B.	LANDSCAPE STANDARDS

1.	GENERAL

All landscaping shall be Installed and maintained in accordance with the following Landscape Standards and in a manner compatible with adjoining building sites and the overall area. These Landscape Standards are minimum requirements and shall not be construed to prohibit the use of other creative plans. Approval by the Seller shall not relieve the Buyer of any responsibility of securing any necessary tree protection/mitigation permits from the City.

The use of plant material indigenous and common to North Florida shall be used. Consideration of xeriscape principles should be used when selecting plant material.

2.	LANDSCAPE ARCHITECTURAL PLANS

The building site Buyer shall be responsible for the design and installation of landscape materials in accordance with accepted, commercial planting procedures by qualified personnel using quality plant materials as descried herein and approved by the Seller. The landscape plans and specifications shall be prepared, signed, and sealed by a registered professional landscape architect licensed to practice in the State of Florida. The location, size, and type of all existing trees and other vegetation which are to be saved shall be clearly shown on the landscape plans.

3.	DESIGN CRITERIA

In addition to the landscape buffer yards that are required around each building site the Buyer should pay special attention to the open areas that surround a building. The City of Jacksonville Landscape Code has particular requirements for trees and landscape buffers as it relates to side yard and vehicular use areas. The requirements contained herein are in addition to the City’s and are for areas outside the buffer yards.

Open Front Areas - Trees shall provide shade accent and frame the main entry of a building at a ratio of one (1) tree per eight hundred (800) square feet of open front yard areas.

Open Side and Rear Areas - Trees shall enhance the building and pedestrian areas at a ratio of one (1) tree per one thousand five hundred (1,500) square feet of open side and rear area.

Parking Areas - The landscape design shall utilize trees, shrubs and groundcovers to visually emphasize the parking area and create an attractive appearance form the street. Earthen berms or hedging shall be designed to screen cars from the street, but not to interfere with or obstruct the view of pedestrian or vehicular traffic. On-site parking areas shall be screened through the use of landscape materials.

Medians between parking bays are encouraged. Where they occur a minimum of one (1) tree per fifty linear (60') feet of median shall be used. Shrubs shall compose fifty percent (50%) of the plant material with grass and/or ground cover composing the other fifty per cent (50%). Minimum width of medians shall be fifteen feet (15’).

SKINNER DESIGN GUIDES

Parking bays without medians shall provide a minimum of one (1) tree per fifty linear feet (50’) of parking bay in an island spaced not more than fifty feet (50’) apart.

All landscape islands shall be a minimum of 19’ x 10’ measured from back of curb to back of curb and shall consist of a minimum 6” raised concrete curb. All parking bays shall have terminal islands.

A minimum of one (1) tree shall be planted for each landscape island.

Hedge and Shrub Treatment - Hedges and shrubs planted within a buffer zone or parking area shall be a minimum of thirty inches (30”) in height immediately upon planting and shall be planted and maintained so as to form a continuous, unbroken, solid visual screen within a maximum of one (1) year after planting. Selection of hedge plant material shall be made from the attached list of acceptable hedge plants. Hedges shall be arranged in a curvilinear manner, with no straight linear runs in excess of one hundred feet (100’)

Berm Treatment - Landscaped earthen berms shall not exceed a slope of 3:1 (3’ horizontal to 1’ vertical). To optimize the visual impact and height of the berms, the use of rights-of-way is permissible. Such use shall be approved by the Seller and other affected agencies. Berms shall not exceed four feet (4’) in height except in spaces that are in excess of thirty feet (30’) in width and shall be landscaped in such a way that no less than thirty per cent (30%) of the raised planting area is a combination of trees, shrubs, hedging and/or groundcovers as specified in the attached list, the remainder is to be sodded. The berms shall be constructed in a curvilinear manner to present a natural, attractive appearance from the street and the building site.

Sod Treatment - All open areas not developed with parking, streets, paths, special paved areas, trees, shrubs or groundcovers shall be sodded with St. Augustine “Floritam” sod. This shall include all areas between property lines and curb lines.

Maintenance - It is the responsibility of the Buyer to maintain all landscape areas on their site and on adjacent landscape right-of-way.

Plant Material - See attached list of appropriate/recommended plant material and their minimum sizes. (Appendix I)

Swales and Erosion Control - All areas with slopes of 6:1 or greater, or areas prone to erosion shall be sodded or planted with low maintenance plant material or groundcover to maintain smooth slopes and to prevent erosion. Swales shall have slopes no steeper than 5:1, Run off may be accumulated in the swales but in no case above the point where flooding of parking areas, streets, or drives would occur.

Irrigation - All planted and sodded areas shall be provided with an automatic underground irrigation system utilizing pop-up heads where feasible and provided on hundred per cent (100%) coverage. All areas between curb line and property line shall be irrigated and maintained by Buyer. Irrigation wells are not permitted unless approved by specific request in writing to the Seller.

Water source for irrigation shall be surface water or through an irrigation meter.

SKINNER DESIGN GUIDES

C.	ARCHITECTURAL STANDARDS

1.	GENERAL

The Buyer is requested to give consideration to the surrounding architectural style, materials, and color of existing development in the vicinity of the site and follow the Architectural Standards set-forth in the Design Guide.

The specific conditions of the site in its natural condition will help define the location of the structures and the general massing of the development. The roof line, materials, and color shall be designed to provide individual identify and visual interest for the building or cluster of buildings. The design should avoid excessive repetitive forms and high contrast to adjoining development.

2.	NON-RESIDENTIAL STRUCTURES

Architectural design is not restricted to one style, but designs shall illustrate excellent design, quality materials and high construction standards. The Seller shall review all architectural design documents and determine whether a particular design, materials or colors is appropriate for the site.

Buildings shall be constructed from one or an appropriated combination of the following materials: brick, cast-in-place concrete, metal, glass ceramic tile or stone. No exterior stucco, wood or wood products shall be allowed without approval of Seller.

3.	RESIDENTIAL STRUCTURES

Architectural style for residential development is not specifically envisioned, but the use of and appropriate palette of materials and colors and building roof form shall be required. The site design shall consider privacy of outdoor areas and the appropriate location of parking areas for residential development Site Development and Landscape Standards of this Design Guide shall be followed for all residential development.

Materials shall be of high standards and durability and create a harmonious design with adjacent development. Design consideration shall be given to all sides of the structure(s), Including but not limited to accent materials, roof design, and “opening” design (windows/doors). Articulation of the facade design through the use of stemwalls, privacy walls, retaining walls and planters is encouraged to create visual interest.

Building Materials - Materials used for residential development shall be limited to brick, wood or stucco or other appropriate combinations of materials. The color of these materials shall be warm light earthtones on the large surface areas such as walls with medium earthtones on trim areas. Wood surfaces and trim shall have natural stains and colors or paints that are appropriate to the design intent of the development. No stark colors or pure white shall be allowed.

Window and Opening Treatment - Openings on building elevations are opportunities to create architectural interest through the use of trim. Windows shall be clear glass or tinted glass of bronze, gray or smoke colors. No reflective glass or reflective tinting shall be allowed. Window and door framing is encouraged preferably in wood with natural stains. Metal trim/framing in dark or bronze color may be allowed, but aluminum shall not be allowed.

SKINNER DESIGN GUIDES

Entryways - Eniryways shall feature porches, arches, shaded walkways, appropriate door materials and trim.

Garages - Garage doors shall be compatible with the architectural design of the structure in terms of material and colors. When possible the building design and site planning shall make every effort to minimize garage doors which face directly on the public street. All garages shall have doors.

Roof Design and Materials - Overhangs will vary by architectural design as will roof pitches. No flat roof shall be allowed as a major element of the roof design. Minimum standards for pitch, overhang and fascias are:

Pitch 5:12 minimum

Overhang 3 feet on eave and 2 feet on gable end.

Fascias 10 inches minimum

Appropriate materials colors for the roof system are: cedar shakes or shingles, concrete tile in warm earthtones and copper or other metals left to weather to a natural patina.

Materials Not Allowed - Examples of materials not allowed include but are not limited to are plastic or simulated brick or stone, and plastic and particleboard siding.

4.	ROOF APPURTENANCES

All roof appurtenances for both residential and non-residential structures projecting above the roof such as heating and air conditioning units, exhaust fans, condensers, elevator equipment, plumbing stacks shall be screened from view of adjacent development and the public street.

D.	SIGNAGE STANDARDS

It is the intent of these Signage Standards to provide a clear and concise, coordinated system of signs that shall enhance the environment of public and private areas.

Signs are regulated by the City of Jacksonville Signage Laws both in the building codes and zoning codes. In 1993, a matrix was established to govern signs. These laws allow for a great deal of flexibility in sign sizes, locations, materials and colors. The Seller does not desire this kind of flexibility or ranges of choices. The Signage standards for the area are as strenuous as the City of Jacksonville laws and in many cases exceed these laws in order to protect the quality and value of the overall area.

All reference signs and advertising shall be construed as applying to private installations unless prefixed by the term “public”. All private signs shall be considered permanent installations except those specifically defined as temporary. Private signs shall not be erected without the prior approval of the Seller. The Buyer and/or tenant shall not erect any private signs for any purpose other than the advertising of the business activities conducted upon the building site on which the sign is erected. Private signs and advertising shall not be allowed in any public street rights-of-way.

It shall be the responsibility of the Buyer and/or tenant to maintain all signage in proper operation and appearance throughout its use on the property.

SKINNER DESIGN GUIDES

1.	PERMIT REQUIREMENTS

No sign shall be erected or altered without the prior written approval of the Seller. Approval by the Seller shall not relieve the Buyer and/or tenant of any responsibility of securing any necessary governmental permits.

2.	LOCAL SIGN ORDINANCE

If any provisions of the Signage Standards of the Development Standards are in conflict with any current local sign codes, ordinances and regulations as set forth by jurisdictional city, county, state and federal statute, the most stringent code is to be followed.

3.	SIGNAGE DESIGN CRITERIA

Signs shall be governed by the four types of land use. These include: Commercial, Business/Office, Residential/Multifamily and Public Institutional.

Signs shall be classified either i) primary site identification, ii) building identification, iii) site directional iv) temporary.

All signs shall be constructed to meet UL approved standards. No exposed raceways, transformers, ballast boxes, crossovers or conduit shall be permitted. Manufacturer labels shall not be exposed to the public’s view. Access must be provided behind fascia-type signage for maintenance and servicing purposes. Flashing, oscillating, moving, reader board or controlled background signs shall be prohibited.

Design criteria for the following sign categories shall include but is not limited to the following specifications:

4.	PRIMARY SITE IDENTIFICATION SIGNS

Ground-type signs within this category are restricted to primary building sites. Ground-type signs shall be allowed for use within the Business/Office, Commercial, Public/Institutional and Residential/Multifamily land use areas.

All ground monument signs shall not be located closer than ten feet (10’) to the property or right-of-way line of a site.

5.	BUILDING IDENTIFICATION SIGNS

This category consists of ground-type, fascia-type and wall signs. Ground-type and wall signs shall be allowed for use within the Business/Office, Commercial, Public/Institutional and Residential/Multifamily signage classifications. Specifications concerning quantities, size, height, location and setbacks are described under the signage classification which best fits the intended land use.

Materials, colors and letterstyle shall be compatible with the approved architectural style of the building site. The corporate letterstyle of a tenant shall be allowed. Symbols shall not be permitted unless the corporate identity is a logotype. Only individual letters, logo or logotypes shall be allowed. All fascia-type signs shall have reversed channel, aluminum fabricated letters.

SKINNER DESIGN GUIDES

For ground-type and fascia-type signs, the copy shall only be related to the name of the buildings or the activity of an Buyer’s and/or tenant’s business. The bottom border of this sign shall be clear of any copy and shall defined as the sign base. The sign base shall be of sufficient height from finished grade to ensure sign legibility. A maximum of two (2) tenants may utilized space on the same sign for Identification. Wall sign information for the Residential/Multifamily classification shall be limited to the building name or number.

In the event that the architectural character of a building does not accommodate the standard fascia-type sign, such as total glass facade with no signable wall area, the building Owner or Tenant shall submit proposed plans of their sign to the Seller for consideration.

6.	SITE DIRECTIONAL SIGNAGE

Each building site may have one (1) entrance and one (1) exit sign per access drive in addition to any building Identification Signs. Any additional Directional Signs to be located within the building site shall conform to these standards and be submitted to the Developer for review and approval.

These ground type signs shall be mounted perpendicular to the public street rights-of-way, six feet (6’) from the access drive curb and fully contained behind the street rights-of-way and property lines. The top of the sign shall not exceed four feet (4’). The maximum allowable square footage per face shall not exceed eight (8) square feet.

7.	TEMPORARY SIGNAGE

Real Estate Signage - Ground-type signs for this category shall be allowed on all building sites within the Business/Office, Commercial, Public/Institutional and Residential/Multifamily signage classifications, Specifications concerning quantities, size, height, location and setbacks are described under the signage classification which best fits the intended land use.

Total copy area for window signs shall not exceed fifty percent (50%) of the total sign area. Copy shall not extend beyond margins of two inches (2”) at the top, three and one-half inches (3-1/2”) on the sides and three inches (3”) at the bottom.

For Temporary Real Estate signs, the information shall be limited to property identification, realtor’s name, address and phone number and name of agent to contact.

Signs shall be non-illuminated. Signs may be floodlighted, provided that no undesirable glare occurs and fixtures are screened and hidden from view.

A “For Sale” sign shall be removed upon completion of the sale of a building or site. Any Temporary Real Estate or Project Sign shall be removed no later than four (4) months after the building is approved for occupancy by the City of Jacksonville.

Project Signage - Ground-type signs within this category shall be allowed on all building signs within the Business/Office, Commercial, Public/Institutional and Residential/Multifamily signage classifications. Specifications concerning quantities, size, height, location and setbacks are described under the signage classification which best fits the intended land use.

SKINNER DESIGN GUIDES

For Temporary Project Signs, the information shall be limited to the name of the project, identification of the Owner, architect, Developer and financial source.

	LAND USE CLASSIFICATION
	COMMERCIAL		BUSINESS/ OFFICE		RESIDENTIAL/ MULTIFAMILY		PUBLIC/ INSTITUTIONAL
SIGN TYPE	Height	Area	Height	Area	Height	Area	Height	Area
PRIMARY SITE IDENTIFICATION
GROUND MOUNT - Monumant	12	125	12	50	8	24	12	30
BUILDING IDENTIFICATION
GROUND MOUNT	8	100	6	50	4	24	6	24
FASCIA	6	100	6	100			6	48
SITE DIRECTIONAL	4	8	4	8	3	8	3	8
TEMPORARY
REAL ESTATE	2	6	2	6	2	6	2	6
CONSTRUCTION	8	64	8	64	8	64	8	64

SKINNER DESIGN GUIDES

Appendix I

MASTER PLANT LIST

Revised March 26, 1996

Preapared by Landers-Alkins Planners, Inc.

MASTER PLANT LIST

Revised March 26, 1996

Prepared by Landers-Alkins Planners, Inc.

TYPE	BOTANICAL NAME	COMMON NAME	SIZE	REMARK
GC	Agapanthus Africans	Lily of the nile		1 Gallon

GC	Asparagus densiflora ‘Sprengeri’	Asparagus Fem	6" HT. 8" SPD.	1 Gallon

S	Aucuba japonica	Aucuba	18 - 24" HT. 6 - 8" SPD.	3 Gallon

GC	Aspidistra eiatlor	Cast Iron Plant	4 - 5 lvs/can 12" HT.	1 Gallon

T	Belufa nigra ‘Heritage’	Heritage River Birch	12 - 14' HT.	3” Caliper

S	Crinum asiallcum	Grand Crinum Lily	24 - 30" HT.	Full, Uniform

GC	Caladium spp.	Fancy-leaved	8 - 10" HT.	1 Gallon

S	Camellia sasanqua	Sasanqua Camellia	6 - 8' HT.	Tree Form

T	Comus florida	Dogwood	6 - 10' HT. 4 - 5' CT.

P	Chamaerops humitis	European Fan Palm	30 - 38" HT.	3 Gallon

S	Cleyera japonica	Cleyera	24 - 30" HT.	3 Gallon

GC	Crinum lily	Crinum	24 - 30" HT.	3 Gallon

S	Cycas revoluta	Sago Palm, Large	1" Clear Trunk 24 - 30" SPD.	Specimen

GC	Cyrtomium falcalum	Holly Fem	Min. 10 fronds, 10" length

S	Fatsla Japonica	False arella	18-24" HT. 6-8" SPD.	3 Gallon

GC	Hedera canariensls	Algerian Ivy	Runners min. 8" in length 4-6 lvs/runner

GC	Hemerocallis spp.	’Aztec Gold’ Daylily	10" HT. Full	1 Gallon S

GC	Hedera helix	English Ivy	Runners min. 8" in length

S	Hydrangea macrophylia	Hydrangea	12-15" HT. & SPD.	3 Gallon

MASTER PLANT LIST

Revised March 26, 1996

Prepared by Landers-Alkins Planners, Inc.

TYPE	BOTANICAL NAME	COMMON NAME	SIZE	REMARK
S	Ilex comuta ‘Burford dwarf’	Dwarf Burford Holly	18-24" HT.	3 Gallon

S	Ilex comuta ‘Carissa’	‘Carissa’ Holly	18-24" HT.	3 Gallon

S	Ilex comuta ‘Rotunda’	Dwarf Round Holly	12-15" HT.	3 Gallon

S	Ilex vomitoria ‘Schillings’	Schillings Dwarf Yaupon	8-10" HT. 16-20" SPD.	1 Gallon

T	Ilex ‘Neille Stevens’	Nellie Stevens Holly	10-12' HT. 6-8" SPD.	3" cal.

T	Ilex x attenuata ‘E. Palatka’	East Palatka Holly	10-12' HT. 6-8’ SPD.	3" cal.

T	Ilex x attenuata ‘Savannah’	Savannah Holly	10-12' HT. 6-8’ SPD.	3" cal.

GC	Juniperus horizontalls ‘Plumosa’	Andorra Juniper	18-20" SPD.	3" cal.

GC	Juniperus conferta ‘Blue Pacific’	Blue Pacific Juniper	3-6" HT. 8-16" SPD.	1 Gallon

GC	Juniperus conferta	Shore Juniper	6" HT., 8-16" SPD	1 Gallon

GC	Juniperus chinensis ‘Sea Green’	Sea Green Juniper	15-18" HT. & SPD. & SPD.	3 Gallon

GC	Juniperus conferta ‘Compacta’	Dwarf Shore Juniper	3-6" HT. 8-12" SPD.	1 Gallon

GC	Juniperus chinensis ‘Parsonli’	Parsons Juniper	6-9" HT. 12-18" SPD.	1 Gallon

GC	Juniperus horizontalis	Blue Rug Juniper	6-8" HT.	1 Gallon

S	Jasminum multiflorum	Downy Jasmine	20-24" HT. & SPD.	3 Gallon

GC	Liriope muscarf	Evergreen Giant Liriopa bibs.	12" HT. min. 10 lvs. per bib	1 Gallon

T	Lagerstroemia indica	Crape Myrtle	10'-12' HT.	Multi Trunk

T	Watermelon Red		8'-10' SPD.	Minimum 3

S	Ligusrum japonicum	Wax Privet	18-24" HT.	3 Gallon

MASTER PLANT LIST

Revised March 26, 1996

Prepared by Landers-Alkins Planners, Inc.

TYPE	BOTANICAL NAME	COMMON NAME	SIZE	REMARK
GC	Liriope muscari ‘Majeslica’	Majestic Liriope bibs.	18" HT. min. 10 lvs. per bib	3 Gallon

T	Liquidambar siyracillua	Sweet Gum	12-14" HT. 4-5' CT.

T	Ligustrum japonicum	Wax Privet	Tree form Multi Trunk

T	Tree form		Specimen, 8-10' HT	Min. 3 trunks

GC	Liriope variegata		Liriope	Min. 10 lvs.

GC	‘Silvery Sunproof’ Liriope		12" HT.	per bib.

S	Mahonia aquifolium	Oregon Grape holly	18-24" HT.	3 Gallon

S			6-8" SPD.

S	Myrica cerifera	Wax Myrtle	18-24" HT.	3 Gallon

S	Magnolia grandiflora	Southern Magnolia	8-10' HT.

S			4-5' CT.

T	Myrica cerifera	Tree form Wax Myrtie	8-10' HT.	Min. 3-5 trunks

T			5-6' SPD.	4’ clear trunk

GC	Moraoa iridlodes	White African Iris bibs.	16" HT.	1 Gallon

GC			Min 8 lvs. per bib

T	Magnolia soulangiana	Saucer Magnolia	8-10' HT.

T			4-5' CT.

S	Nandina domestica	Heavenly Bamboo	24"-30" HT.	3 Gallon

S			18"-24" SPD.

S	Nerium oleander	Oleander	40-48" HT.	3 Gallon

S			20-24" SPD.

S	Narium oleander ‘Dwarl’	Dwarf Oleander	18-24" HT.	3 Gallon

S			9-12" SPD.

GC	Ophiopogon japonicus	Mondo Grass	6-7" HT.	Gallon Cans

T	Pyrus calleryana ‘Bradford’	Bradford Pear	12-14' HT. 6-7' CT.

S	Pittosporum tobira	Pittosporum	18-24" HT.	3 Gallon

S	Pittosporum tobira	Variegated Pittosporum	18-24" HT.	3 Gallon

MASTER PLANT LIST

Revised March 26, 1996

Prepared by Landers-Alkins Planners. Inc.

TYPE	BOTANICAL NAME	COMMON NAME	SIZE	REMARK
S	Pittosporum tobira	Wheeler’s Dwarf	12-15" HT.	1 Gallon

T	Quercus laurifolia	Laurel Oak	14-16' HT. 5-6" caliper 6-8' SPD.

T	Quercus shumardil	Shumard’s Red Oak	14'-16' HT. 5"-6" caliper

T	Quercus virginiana	Live Oak	14'-16' HT. 5"-6" caliper

S	Rhododendron ‘Duc de Rohan	Duc de Rohan Azalea	18-24" HT.	3 Gallon

P	Rhaphis excelsa	Lady Palm	18" HT.	Specimen

S	Rhododendron ‘Formosa’	Formosa Axalea	18 - 24" HT. & SPD.	Full, Dense

S	Rhododendron	Kurume Hybird	18 - 24" HT.	3 Gallon

S	Rhododendron ‘Duc De’ Rohan’	Duc de Rohan	18 - 18" HT. & SPD.	3 Gallon

S	Rhododendron ‘Gumpo’	Gumpo Azalea	12 - 18" HT.	3 Gallon

S	Rhododendron	Gerbing Azalea	18 - 24" HT.	3 Gallon

S	Rapheotepis Indica	Indian Hawthorne ‘Pink’	12 - 18" HT.	3 Gallon & SPD.

S	Rhododendron obtusum ‘Red Ruffle’	Red Ruffle Dwarf Azalea	18 - 24" HT. 8 - 10” HT.	3 Gallon 1 Gallon

P	Sabal palmetto	Cabbage Palm	10' - 16' HT.

GC	Trachelospermum asiaticum ’Minima’	Dwarf Asian Star Jasmine	10 -12" Runners

T	Taxodium distichum	Bald Cypress	12' - 14' HT.	3" Caliper

P	Trachycarpus fortunei	Windmill Palm	10 - 16' HT.

GC	Trachelospermum jasminoldes	Confederate Jasmine	12 -14" Runners

GC	Tulbaghia violacea	Society Garlic	10 - 12" HT.	1 Gallon

MASTER PLANT LIST

Revised March 26, 1996

Prepared by Landers-Alkins Planners, Inc.

TYPE	BOTANICAL NAME	COMMON NAME	SIZE	REMARK
T	Ulmus parvifolia	Drake Elm	10 - 12" HT. 5 - 6" CT.

S	Viburnum odoralssimum	Sweet Viburnum	24 - 30" HT.	3 Gallon

S	Viburnum suspensum	Sandankwa Viburnum	24 - 30" HT.	3 Gallon

GC	Vinca minor	Periwinkle	Rooted Cuttings

P	Washington robusta	Washington Palm	Sizes on Plan

SOD	Stenotaphrum secundatum	St. Augustine ‘Florilam’	Freshly cut slabs

EXHIBIT 37

Map of Fill Soil Parcel

12/22/2006 16:49 9047318272 SKINNER BROS REALTY PAGE 01

Site
DEERWOOD GOLF and COUNTRY CLUB
TURNER BUTLER BLVD.
S. R. 9-A
CAD FILE SKCVER-SDNC

-27-	Skinner/PGP PSA (TC2, 3, and 4)